                                                                       EXHIBIT 9

                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     between

                           THE TARGET PORTFOLIO TRUST

                                       and

                      PRUDENTIAL MUTUAL FUND SERVICES, INC.

                                TABLE OF CONTENTS


Article 1         Terms of Appointment; Duties of the Agent........................1

Article 2         Fees and Expenses................................................4

Article 3         Representations and Warranties of the Agent......................5

Article 4         Representations and Warranties of the Fund.......................5

Article 5         Duty of Care and Indemnification.................................6

Article 6         Documents and Covenants of the Fund and the Agent................8

Article 7         Termination of Agreement........................................10

Article 8         Assignment......................................................10

Article 9         Affiliations....................................................11

Article 10        Amendment.......................................................12

Article 11        Applicable Law..................................................12

Article 12        Miscellaneous...................................................12

Article 13        Merger of Agreement.............................................13

                      TRANSFER AGENCY AND SERVICE AGREEMENT

                  AGREEMENT made as of the 9th day of November, 1992 by and between THE TARGET PORTFOLIO TRUST, a Delaware business trust, having its principal office and place of business at One Seaport Plaza, New York, New York 10292 (the Trust), and PRUDENTIAL MUTUAL FUND SERVICES, INC., a New Jersey corporation, having its principal office and place of business at Raritan Plaza One, Edison, New Jersey 08837 (the Agent or PMFS).

                  WHEREAS, the Trust desires to appoint PMFS as its transfer agent, dividend disbursing agent and shareholder servicing agent in connection with certain other activities, and PMFS desires to accept such appointment;

                 NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1         Terms of Appointment; Duties of PMFS

                      1.01 Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints PMFS to act as, and PMFS agrees to act as, the transfer agent for the authorized and issued shares of beneficial interest of each series or portfolio of the Trust, $.001 par value (Shares), dividend disbursing agent and shareholder servicing agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Trust or any series or portfolio thereof (Shareholders) and set out in the currently effective prospectus and statement of additional information (prospectus) of the Trust, including without limitation any periodic investment plan or periodic withdrawal program.

                           1.02  PMFS agrees that it will perform the following
 services:

         (a) In accordance with procedures established from time to time by agreement between the Trust and PMFS, PMFS shall:

         (i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the Custodian of the Trust authorized pursuant to the Declaration of Trust of the Trust (the Custodian);

         (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

         (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

         (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

         (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

         (vi) Prepare and transmit payments for dividends and distributions declared by the Trust;

         (vii) Calculate any sales charges payable by a Shareholder on purchases and/or redemptions of Shares of the Trust as such charges may be reflected in the prospectus;

         (viii) Maintain records of account for and advise the Trust and its Shareholders as to the foregoing; and

         (ix) Record the issuance of Shares of the Trust and maintain pursuant to Rule 17Ad-l0(e) under the Securities Exchange Act of 1934 (1934 Act) a record of the total number of Shares of the

Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding. PMFS shall also provide to the Trust on a regular basis the total number of Shares which are authorized, issued and outstanding and shall notify the Trust in case any proposed issue of Shares by the Trust would result in an overissue. In case any issue of Shares would result in an overissue, PMFS shall refuse to issue such Shares and shall not countersign and issue any certificates requested for such Shares. When recording the issuance of Shares, PMFS shall have no obligation to take cognizance of any Blue Sky laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.

         (b) In addition to and not in lieu of the services set forth in the above paragraph (a), PMFS shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, shareholder servicing agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to, maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on non-resident alien accounts, preparing and filing appropriate forms required with respect to dividends and distributions by federal tax authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders and providing Shareholder account information and (ii) provide a system which will enable the Trust to monitor the total number of Shares sold in each State or other jurisdiction.

         (c) In addition, the Trust shall (i) identify to PMFS in writing those transactions and assets to be treated as exempt from Blue Sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of PMFS for the Trust's registration status under the Blue Sky or securities laws of any State or other jurisdiction is solely limited to the initial establishment of transactions subject to Blue Sky compliance by the Trust and the reporting of such transactions to the Trust as provided above and as agreed from time to time by the Trust and PMFS.

         PMFS may also provide such additional services and functions not specifically described herein as may be mutually agreed between PMFS and the Trust and set forth in Schedule B hereto.

         Procedures applicable to certain of these services may be established from time to time by agreement between the Trust and PMFS.

Article 2         Fees and Expenses

                  2.01 For performance by PMFS pursuant to this Agreement, the Trust agrees to pay PMFS an annual maintenance fee for each Shareholder account and certain transactional fees as set out in the fee schedule attached hereto as Schedule A. Such fees and out-of-pocket expenses and advances identified under
Section 2.02 below may be changed from time to time subject to mutual written agreement between the Trust and PMFS.

                  2.02 In addition to the fees paid under Section 2.01 above, the Trust agrees to reimburse PMFS for out-of-pocket expenses or advances incurred by PMFS for the items set out in Schedule A attached hereto. In addition, any other expenses incurred by PMFS at the request or with the consent of the Trust will be reimbursed by the Trust.

                  2.03 The Trust agrees to pay all fees and reimbursable expenses within a reasonable period of time following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Trust reports and other mailings to all Shareholder accounts shall be advanced to PMFS by the Trust upon request prior to the mailing date of such materials.

Article 3         Representations and Warranties of PMFS

                  PMFS represents and warrants to the Trust that:

                  3.01 It is a corporation duly organized and existing and in good standing under the laws of New Jersey and it is duly qualified to carry on its business in New Jersey.

                  3.02 It is and will remain registered with the U.S. Securities and Exchange Commission (SEC) as a Transfer Agent pursuant to the requirements of Section 17A of the 1934 Act.

                  3.03 It is empowered under applicable laws and by its charter and By-Laws to enter into and perform this Agreement.

                  3.04 All requisite corporate proceedings, have been taken to authorize it to enter into and perform this Agreement.

                  3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4         Representations and Warranties of the Trust

                  The Trust represents and warrants to PMFS that:

                  4.01 It is a business trust duly organized and existing and in good standing under the laws of Delaware.

                  4.02 It is empowered under applicable Laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

                  4.03 All proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

                  4.04 It is an investment company registered with the SEC under the Investment Company Act of 1940, as amended (the 1940 Act).

                  4.05 A registration statement under the Securities Act of 1933 (the 1933 Act) is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

Article 5         Duty of Care and Indemnification

                  5.01 PMFS shall not be responsible for, and the Trust shall indemnify and hold PMFS harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

         (a) All actions of PMFS or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

         (b) The Trust's refusal or failure to comply with the terms of this Agreement, or which arise out of the Trust's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Trust hereunder.

         (c) The reliance on or use by PMFS or its agents or subcontractors of information, records and documents which (i) are received by PMFS or its agents or subcontractors and furnished to it by or on behalf of the Trust, and (ii) have been prepared and/or maintained by the Trust or any other person or firm on behalf of the Trust.

         (d) The reliance on, or the carrying out by PMFS or its agents or subcontractors of, any instructions or requests of the Trust.

         (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities or Blue Sky laws of any State or other jurisdiction that such Shares be registered in such State or other jurisdiction or in violation of any stop order or other determination or ruling by any federal agency or any State or other jurisdiction with respect to the offer or sale of such Shares in such State or other jurisdiction.

         5.02 PMFS shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by PMFS as a result of PMFS' lack of good faith, negligence or willful misconduct.

         5.03 At any time PMFS may apply to any officer of the Trust for instructions, and may consult with legal counsel, with respect to any matter arising in connection with the services to be performed by PMFS under this Agreement, and PMFS and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. PMFS, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to PMFS or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust. PMFS, its agents and subcontractors shall also be protected and indemnified in recognizing share certificates which are reasonably believed to bear the proper manual or facsimile signature of the officers of the Trust, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

         5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

         5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

         5.06 In order that the indemnification provisions contained in this
Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 6         Documents and Covenants of the Trust and PMFS

         6.01     The Trust shall promptly furnish to PMFS the following:

         (a) A certified copy of the resolution of the Trustees of the Trust authorizing the appointment of PMFS and the execution and delivery of this Agreement;

         (b) A certified copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto;

         (c) The current registration statements and any amendments and supplements thereto filed with the SEC pursuant to the requirements of the 1933 Act and the 1940 Act;

         (d) A specimen of the certificate for Shares of the Trust (if any) in the form approved by the Trustees, with a certificate of the Secretary of the Trust as to such approval;

         (e) All account application forms or other documents relating to Shareholder accounts and/or relating to any plan program or service offered or to be offered by the Trust; and

         (f) Such other certificates, documents or opinions as the Agent deems to be appropriate or necessary for the proper performance of its duties.

         6.02 PMFS hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of share certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

         6.03 PMFS shall prepare and keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act, and the Rules and Regulations thereunder, PMFS agrees that all such records prepared or maintained by PMFS relating to the services to be performed by PMFS hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section 31 of the 1940 Act, and the Rules and Regulations thereunder, and will be surrendered promptly to the Trust on and in accordance with its request.

         6.04 PMFS and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person except as may be required by law or with the prior consent of PMFS and the Trust.
         6.05 In case of any requests or demands for the inspection of the Shareholder records of the Trust, PMFS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. PMFS reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 7 Termination of Agreement

         7.01 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

         7.02 Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and other materials will be borne by the Trust. Additionally, PMFS reserves the right to charge for any other reasonable fees and expenses associated with such termination.

Article 8 Assignment

         8.01 Except as provided in Section 8.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

         8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

                  8.03 PMFS may, in its sole discretion and without further consent by the Trust, subcontract, in whole or in part, for the performance of its obligations and duties hereunder with any person or entity including but not limited to: (i) Prudential Securities Incorporated (Prudential Securities), a registered broker-dealer, (ii) The Prudential Insurance Company of America (Prudential), (iii) Pruco Securities Corporation, a registered broker-dealer,
(iv) any Prudential Securities or Prudential subsidiary or affiliate duly registered as a broker-dealer and/or a transfer agent pursuant to the 1934 Act or (vi) any other Prudential Securities or Prudential affiliate or subsidiary; provided, however, that PMFS shall be as fully responsible to the Trust for the acts and omissions of any agent or subcontractor as it is for its own acts and omissions.

Article 9         Affiliations

                  9.01 PMFS may now or hereafter, without the consent of or notice to the Trust, function as Transfer Agent and/or Shareholder Servicing Agent for any other investment company registered with the SEC under the 1940 Act, including without limitation any investment company whose adviser, administrator, sponsor or principal underwriter is or may become affiliated with Prudential Securities and/or Prudential or any of its or their direct or indirect subsidiaries or affiliates.

                  9.02 It is understood and agreed that the Trustees, officers, employees, agents and Shareholders of the Trust, and the directors, officers, employees, agents and shareholders of the Trust's investment adviser and/or distributor, are or may be interested in the Agent as directors, officers, employees, agents, shareholders or otherwise, and that the directors, officers, employees, agents or shareholders of the Agent may be interested in the Trust as Trustees, officers, employees, agents, Shareholders or otherwise, or in the investment adviser and/or distributor as officers, directors, employees, agents, shareholders or otherwise.

Article 10    Amendment

              10.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Trustees of the Trust.

Article 11    Applicable Law

              11.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New Jersey.

Article 12    Miscellaneous

              12.01 In the event of an alleged loss or destruction of any Share certificate, no new certificate shall be issued in lieu thereof, unless there shall first be furnished to PMFS an affidavit of loss or non-receipt by the holder of Shares with respect to which a certificate has been lost or destroyed, supported by an appropriate bond satisfactory to PMFS and the Trust issued by a surety company satisfactory to PMFS, except that PMFS may accept an affidavit of loss and indemnity agreement executed by the registered holder (or legal representative) without surety in such form as PMFS deems appropriate indemnifying PMFS and the Trust for the issuance of a replacement certificate, in cases where the alleged loss is in the amount of $1000 or less.

              12.02 In the event that any check or other order for payment of money on the account of any Shareholder or new investor is returned unpaid for any reason, PMFS will (a) give prompt notification to the Trust's distributor (Distributor) of such non-payment; and (b) take such other action, including imposition of a reasonable processing or handling fee, as PMFS may, in its sole discretion, deem appropriate or as the Trust and the Distributor may instruct PMFS.

              12.03 Any notice or other instrument authorized or required by this Agreement to be given in writing to the Trust or to PMFS shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Trust:

The Target Portfolio Trust
One Seaport Plaza
New York, NY 10292
Attention: President

To PMFS:

Prudential Mutual Fund Services, Inc.
Raritan Plaza One
Edison, NJ 08837
Attention: President

Article 13        Merger of Agreement

                  13.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

                                              THE TARGET PORTFOLIO TRUST


                                              BY:   /s/ Lawrence C. McQuade
                                                  ------------------------------
                                                       Lawrence C. McQuade
                                                       President

ATTEST:

 /s/ S. Jane Rose
------------------

                                             PRUDENTIAL MUTUAL FUND
                                                   SERVICES,  INC.


                                             BY:   /s/ Vincent Marra
                                                --------------------------------
                                                      Vincent Marra
                                                      Senior Vice President

ATTEST:

 /s/ FRED FIANDACA
--------------------------

                                   Schedule A

                      Prudential Mutual Fund Services, Inc.

                                  Fee Schedule

                         Fee Information for Services as
                    Transfer Agent, Dividend Disbursing Agent
                         and Shareholder Servicing Agent


                           THE TARGET PORTFOLIO TRUST

General - Fees are based on an annual charge for account maintenance plus out-of-pocket expenses. The effective period of this fee schedule is January 1, 1993 to December 31, 1993 and shall continue thereafter from year to year, unless otherwise amended.

         Annual Fee                         $35 per Target Program participant

Out-of-Pocket Expenses - Out-of-pocket expenses include but are not limited to: postage, stationery and printing, allocable communication costs, microfilm, microfiche, and expenses incurred at the specific direction of the Trust.

Payment - An invoice will be presented on a monthly basis.









         THE TARGET PORTFOLIO                    PRUDENTIAL MUTUAL FUND
         TRUST                                   SERVICES, INC.

         BY:   /s/ Lawrence C. McQuade           BY:   /s/ Vincent Marra
            --------------------------              ----------------------------
                  Lawrence C. McQuade                     Vincent Marra
                  President                               Senior Vice President

Dated:   November 9, 1992